Exhibit 99.1

NATIONAL HOLDINGS CORPORATION ANNOUNCES
FISCAL 2015 YEAR END RESULTS

Management to Host Conference Call on December 29, 2015 at 9:00 a.m. ET

NEW YORK, NY, December 28, 2015 – National Holdings Corporation (NASDAQ:NHLD) (“National” or the “Company”), a leading full service independent brokerage, investment banking and asset management firm providing diverse services including tax preparation, today announced its financial results for the fiscal year ended September 30, 2015.

Full Year Fiscal 2015 Financial Highlights

●	Revenue of $163.0 million, versus $184.3 million for fiscal year 2014
●	Investment banking revenue increased 10% to $21.0 million, a record year
●	Non-recurring expenses totaled $2.1 million
●	Third consecutive year of positive net income
●	Fourth consecutive year of positive EBITDA
●	Cash and equivalents of $28.6 million and no debt at September 30, 2015
●	Equity of $45.3 million at September 30, 2015

Management Commentary

“During fiscal 2015, we maintained positive net income and EBITDA for the third and fourth consecutive years, respectively, while enduring significant revenue headwinds,” said Robert Fagenson, Executive Chairman and Chief Executive Officer of National. “While our alternative investments platform recovered nicely from a rocky first quarter, overall commissions fell $18.5 million on lower volumes, reflecting unease among retail investors in the face of persistent economic uncertainly and geopolitical unrest. In fact, commissions accounted for approximately 85% of our year-over-year revenue decline.”

Added Mark Goldwasser, President of National, “Our diversification strategy served us well this year, as commission and trading weakness were partially offset by growth in our investment banking, investment advisory and tax preparation and accounting businesses. We also successfully implemented additional cost reduction actions at the corporate level throughout the year.

“Consistent with our strategy, we continued to expand our distribution network during fiscal 2015. The addition of new registered reps and advisors should contribute to improved operating performance going forward as they ramp their respective businesses up to more normalized production levels. Most importantly, we remain in a strong environment to acquire registered reps and advisors and, as our industry continues to consolidate, we see increasing availability of both individuals and small groups, with larger opportunities presenting themselves from time to time.”

Concluded Mr. Fagenson, “We are enthusiastic about the market opportunities that we see before us and are well positioned to resume revenue and profit growth when industry-wide commission levels rebound. As we near the end of the first quarter of fiscal year 2016, we have been encouraged to see a reversal of commission trends for the first time since the second quarter of 2015. We remain focused on executing on our diversification strategy, while scaling our business through continued expansion of our brokerage system and lowering the cost base of the business.”

Full Year 2015 Financial Results

National reported fiscal year 2015 revenue of $163.0 million, a decline of 12% versus $184.3 million in fiscal 2014, which was a record year for the firm. The Company experienced a 16% decrease in commission revenues to $96.2 million for the full year due to lower transaction volumes and a sluggish market environment for trade execution. Investment banking revenue in fiscal 2015 increased 10% to $21.0 million driven by a strong deal pipeline with solid offerings and executions. Investment advisory revenue increased 6% to $15.0 million, primarily due to the addition of new investment advisors, which increased total assets under management. Full year revenues from the Company’s tax and accounting business also increased 6%, to $8.2 million, primarily due to the acquisition of a tax preparation and accounting office during the year. Revenue from net dealer inventory gains dropped 36% to $10.5 million as light trading volumes, coupled with low interest rates and low market volatility, all contributed to a weaker trading environment.

Total expenses decreased 8% to $162.6 million for fiscal year 2015, compared with $176.5 million in the prior year. The decrease in total expenses was primarily due to the decline in commissions and net dealer inventory gains, which had a direct effect on compensation, variable fees and clearing costs. Clearing costs were also reduced by the amortization of deferred clearing credits received from National Financial Services. Professional fees increased by $0.2 million or 5% to $4.3 for fiscal 2015 as a result of higher legal and consulting costs.

Income from operations for fiscal 2015 was $0.5 million, compared with $7.8 million for the prior year. Net income for the year ended September 30, 2015 was $0.3 million, or $0.02 per basic and diluted share, compared with net income of $18.6 million, or $1.51 per basic and $1.50 per diluted share in 2014. Net income in fiscal 2014 benefitted from the recognition of tax credits, which resulted in a total tax benefit of $10.8 million. Adjusted EBITDA, a non-GAAP measure, was $2.7 million for fiscal 2015, compared with $10.4 million in the prior fiscal year.

Balance Sheet

As of September 30, 2015, National had $28.6 million in cash and equivalents, receivables from broker dealers and clearing organizations, and marketable securities and no debt, versus $30.5 million and no debt as of September 30, 2014. The decline was a result of lower receivables from broker dealers and clearing organizations due to lower levels of brokerage business. The company reported total stockholder’s equity of approximately $45.3 million, which represents a $0.7 million increase from September 30, 2014.

Fiscal Year 2015 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00 am ET on Tuesday, December 29, 2015. To participate in the conference call, please dial (888)-364-3108 or (719-325-2463) approximately 10 minutes prior to the call. Please reference conference ID #2627864.

A live webcast of the conference call will be available at https://www.webcaster4.com/Webcast/Page/1363/12538 Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephonic replay of the conference call will be available through December 30, 2015 and can be accessed by dialing (888)-203-1112 or (719)-457-0820, conference ID #2627864. A webcast replay of the conference call will also be available in the Investors section of the Company’s website following the call.

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high net-worth clients. With over 1,100 independent advisors, registered reps, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation, National Asset Management, Inc. and Gilman Ciocia, Inc. The Company’s National Securities subsidiary was founded in 1947. National was organized in 1999 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in National’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,	September 30,
	2015	2014
ASSETS

Cash	$24,642,000	$24,465,000
Restricted cash	218,000	92,000
Cash deposits with clearing organizations	1,005,000	1,005,000
Securities owned, at fair value	887,000	1,061,000
Receivables from broker-dealers and clearing organizations	3,078,000	4,985,000
Forgivable loans receivable	1,368,000	662,000
Other receivables, net	3,709,000	3,998,000
Prepaid expenses	1,727,000	932,000
Fixed assets, net	712,000	752,000
Intangible assets, net	7,331,000	7,595,000
Goodwill	6,531,000	6,531,000
Deferred tax asset, net	11,662,000	11,925,000
Other assets, principally refundable deposits	512,000	790,000
Total Assets	$63,382,000	$64,793,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Securities sold, but not yet purchased, at fair value	$32,000	$55,000
Accrued commissions and payroll payable	10,244,000	13,520,000
Accounts payable and other liabilities	6,602,000	5,636,000
Deferred clearing and marketing credit	1,205,000	971,000
Other	37,000	79,000
Total Liabilities	18,120,000	20,261,000

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding
Common stock $0.02 par value, 150,000,000 shares authorized; 12,473,968 issued and outstanding at September 30, 2015 and 12,464,941 shares issued and outstanding at September 30, 2014	249,000	249,000
Additional paid-in-capital	80,282,000	79,837,000
Accumulated deficit	(35,284,000)	(35,569,000)

Total National Holdings Corporation Stockholders’ Equity	45,247,000	44,517,000

Non-Controlling interest	15,000	15,000
Total Stockholders’ Equity	45,262,000	44,532,000

Total Liabilities and Stockholders’ Equity	$63,382,000	$64,793,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Full Year Period Ended September 30,
	2015	2014
Revenues
Commissions	$96,222,000	$114,301,000
Net dealer inventory gains	10,512,000	16,482,000
Investment banking	21,004,000	19,035,000
Investment advisory	14,967,000	14,161,000
Interest and dividends	3,604,000	3,541,000
Transfer fees and clearing services	7,993,000	8,676,000
Tax preparation and accounting	8,248,000	7,811,000
Other	496,000	285,000
Total Revenues	163,046,000	184,292,000

Operating Expenses
Commissions, compensation and fees	139,452,000	152,145,000
Clearing fees	2,904,000	3,701,000
Communications	4,774,000	4,772,000
Occupancy	4,051,000	4,056,000
License and registration	1,725,000	1,620,000
Professional fees	4,301,000	4,099,000
Interest	13,000	33,000
Depreciation and amortization	1,127,000	1,136,000
Other administrative expenses	4,221,000	4,908,000
Total Operating Expenses	162,568,000	176,470,000

Income before Income Tax Expense	478,000	7,822,000

Income tax (benefit) expense	193,000	(10,821.000)
Net Income	$285,000	$18,643,000

Net income per share of common stock - Basic	$0.02	$1.51
Net income per share of common stock - Diluted	$0.02	$1.50

Weighted number of shares outstanding - Basic	12,464,496	12,322,110
Weighted number of shares outstanding - Diluted	12,502,254	12,408,348

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses Earnings before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA as financial measures to evaluate the profitability and efficiency of the Company’s business model. EBITDA and adjusted EBITDA are not presented in accordance with GAAP.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

National Holdings Corporation

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

	Full Year Ended September 30,
	2015	2014

Net income, as reported	$285,000	$18,643,000
Interest expense	13,000	33,000
Income taxes	193,000	(10,821,000)
Depreciation and amortization	1,127,000	1,136,000
EBITDA	1,618,000	8,991,000
Non-cash compensation expense	590,000	1,124,000
Forgivable loan amortization	538,000	243,000
EBITDA, as adjusted	$2,746,000	$10,358,000

Contacts:

National Holdings Corporation
Robert Fagenson, Executive Chairman & Chief Executive Officer	Tel: +1 212 417 8210

LHA
Ed McGregor/Jody Burfening	Tel: +1 212 838 3777
emcgregor@lhai.com